Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

VTSS.PK - Q1 2010 Vitesse Semiconductor Earnings Conference Call

EVENT DATE/TIME: FEB 09, 2010 / 09:30PM  GMT

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CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President, CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Allan Mishan

Brigantine Advisors - Analyst

PRESENTATION

Operator

Good afternoon, my name is Crissy and I will be your conference operator today. At this time, I would like to welcome everyone to the first quarter fiscal year 2010 results. All lines have been placed on mute to prevent any background noise. (Operator Instructions).

Mr. Chris Gardener, CEO of Vitesse Semiconductor, you may begin.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you, Crissy. Good afternoon and welcome to our earnings call to review our recently release financials for first fiscal quarter of 2010. I am here with Rich Yonker our CFO. Press release announcing our results was issued today and can be found on our website at Vitesse.com. And complete financial information for the quarter will be available in our Form 10-Q also that will be on our website. Before we begin I would like to review the Safe Harbor. All statements included or incorporated by reference during this call for analysts and investors were announced in our fiscal Q1 2010 earnings release or other statements or characterizations of historical fact are forward-looking statements within the Meaning of the Safe Harbor Provision Section 21E of Security Exchange Act of 1934. These forward-looking statements provide current expectations of future events based on certain assumptions include any statement that does not directly discuss any historical or current facts. These forward-looking statements are based on current expectations, estimates and projections about our business, industry and management’s beliefs and certain assumptions made by us which are subject to change. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed during this conference call. The Company refers investors to documents that are filed with the Securities and Exchange Commission including its annual report on Form 10-K for the year September 30, 2009 and its interim report on Form 10-Q and its reports don Form 8-K.

These documents contain additional and important factors that could cause actual results to differ from current expectations and forward-looking statements contained in this call; furthermore, the Company is under no obligation to expressly disclaim — and expressly disclaims any obligation to update alter any of the forward-looking statements contained in this call whether the result of new information, further events or otherwise required to do so by law.

I would like to start today with a summary of the actions taken at our special meeting of shareholders that we held on January 9, 2010. First of all shareholders approved the motion to increase the total number of outstanding shares to effectuate the potential conversion of the new $50 million debenture. Second, shareholders approved the motion to authorize the Board to perform a reverse stock split needed to achieve a share price that is north of $4 required for relisting on the NASDAQ Exchange. I would like to thank everybody who participated by voting and particularly those who attended the meeting in person. Rich will give you more details on the specific results of the votes in a minute. With the special shareholders meeting behind us, the Company is now engaged with NASDAQ and begun the process that will result in our relisting. We expect this process to take between eight, and 12 weeks and in parallel, the Board is considering the appropriate level and timing of the reverse split in conjunction with our progress as we move forwards relisting. Our next meeting, the annual meeting of shareholders is now tentatively scheduled for May 11, 2010. We will be distributing proxy statements for this meeting in late March, early April time frame. We certainly encourage all shareholders to participate by reading the proxy and voting your shares and certainly look forward to seeing many of you in person at the meeting. With that, I will turn it over to Rich who did give you the financial update on the quarter.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris. Before review the highlights of Q1 2010 financials I would like to update you on two items. First, the outcome of the special shareholder meeting held January 7, 2010. The following proposals were voted upon and approved by the shareholders. Proposal one was to increase the number of authorized shares for the Company’s common stock from 500 million to 5 billion which was approved with 239 million shares voting for proposal one. Proposal two was to authorize the Board of Directors to effect any reverse stock split ratio within the range of one to 20 to one to 50, so that is one to 20 to one to 50. That was approved with 336 million shares voting for proposal two. The second update is the test operations transfer from California to a contract manufacturer in Asia. The transition is expected to be an incremental investment of $1.5 million over the first three quarters of fiscal 2010 and is on track to be completed on time. The test operation transition will eliminate a fixed cost and allow for more flexibility and test capacity to match demand resulting in overall test cost savings.

Now the review of Q1 fiscal 2010 performance which of course is the quarter ending December 2009. First, the recap of the major items on the balance sheet. The major sequential changes from the Q4, 2009 to Q1, 2010 balance sheet are as follows — Inventory increased slightly in Q1 to $19.4 million from $18.8 million in Q4, with inventory turns remaining at approximately four turns. Accounts receivable increased in Q1 to $12.8 million from $11.4 million in Q4, mainly due to the shift of shipments from the distribution channel to the Company direct shipments to customers. Accounts payable remained at a normal operating level of $14.4 million for Q1, an increase from $14.2 million in Q4 which is essentially flat quarter to quarter. Cash decreased to $35.6 million in Q1 from $57.5 million in Q4. The decrease was due to $5 million due to the pay down of the senior secured loan, $10 million due to the repayment of the 2024 debentures and $6 million in legal and other fees to complete the debt restructuring transaction. Major sequential changes in the Q4, 2009 to the Q1, 2010 income statement are as follows — Product revenue increased 6% sequentially to $41.6 million in Q1 versus $39.2 million in Q4. Product gross margin was 54% in Q1, an increase of 48% in Q4. Included in the 54% gross margin for Q1 was an immaterially inventory correction from Q4 which increased gross margin by 2.2% in Q1. Also, included in Q1 was nonrecurring severance expenses due to the transfer of test operations to the contract manufacturer in Asia which decreased gross margin by 1.7%.

R&D expenses remained at planned level at Q1 at $11.9 million, which is the same as Q4. SG&A remained flat sequentially in Q1 at $10.5 million as the cost reduction efforts continued to be effective. For comparison, Q1, 2010 SG&A run rate expenses have been reduced 20% from Q1 2009. We reported a loss of three-tenths of a $1 million from operations for Q1 2010 and are closing in on break-even as gross margin approaches our financial target of 55%. As we have shared before, break-even is expected at revenue of $43 million to $45 million per quarter. This break-even level is based on [mass] set expenses associated with new products being introduced in the rest of fiscal 2010.

That concludes my comments on Q1 2010 quarter results. Finally, we look at the remainder of 2010 with optimism based on the following — First, we expect the wave of 30 new product introductions into our core markets of Carrier Ethernet and Ethernet to the Enterprise as a results of the $150 million invested in R&D over the past three years. Next, we expect improving operating leverage as a results of reducing the break-even revenues from $55 million to $45 million over the past three years. Finally, assuming the macroeconomic climate remains stable we expect to achieve on a run rate basis our financial targets at the end of 2010 and beginning 2011. Now back to Chris.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thanks, Rich. We will start with the view of the market place. We continue to see improvements in the overall macro environment. As Rich noted, product revenue for the quarter is up in line with comments we made last quarter that we are continuing and seeing improving economic conditions. Visibility continues to improve in our backlog including distribution channel, orders on Vitesse continues to strengthen. It is at its highest level since October 2008. We see a turn of increase carrier and enterprise spending. Particularly now in North America and Europe as these country’s rebound from a very tough 2009.

Now, to the market specific update. We classify our product revenues in two major markets. We call Carrier Networking and Enterprise Networking. We report the business in three segments, Carrier, Enterprise and Non-Core. In addition, we have broken out intellectual property licensing revenue from product revenues.

I will start with Carrier Networking. In Q1, 2010, Carrier was approximately $19.2 million or 46% of our total product revenues of $41.6 million. Carrier sales were up 13% sequentially and up 2% on a year to year basis. As a percentage of revenue, Carrier was up 3% compared with the last quarter. We saw strength in our transport processing product line which includes our SONET, and Ethernet over SONET mapper, associated Ethernet MAX and SONET switches. Some of these products were up over 50% from a year ago quarter due to a strong resurgence of Carriers in North America and Europe and in Korea. Korea’s interesting footnote. We understand Korea telecom is making a strong move from 2.5 gigabit systems to 10 gigabit systems to meet their growing broadband needs. This is a good leading indicator of the bandwidth challenges that are facing many of the service providers. Long-term, we believe we are at the beginning of a solid growth cycle in Carrier Network. We continue to see announcements from Carriers who are struggling to keep pace with the demands being placed on networks with new services such as video distribution, mobile Smart Phones.

In Q1, 2010, Enterprise was $18.1 million, which is up 5% sequentially and up nearly 14% on a year to year basis. As a percentage of revenue, Enterprise continued at about 44% of total product revenue but this up from 36% of revenue in Q1, 2009. We saw strength in our Crosspoint Switch and physical layer product families selling into Enterprise which again, were is up over 50% from the year ago quarter. This includes gains in our 10 gigabit Ethernet PHY for SFP plus line card and optical module applications. Our new products in this segment that target these higher data rates should allow us to continue this momentum in the future.

non-core. We classify the remaining portion of our product revenue as non-core. non-core revenue was $4.3 million which was down 16% from a strong prior quarter and down over 50% on a year to year basis. non-core is now down to13% of total product revenue from 22.3% of product revenue in Q1 2009. Our non-core business is comprised of legacy storage products. Including Radon chip and fiber channel port by-pass and [certi] circuits as well as some of our older non-core networking products such as network processors. We continue to expect a slow decline of the non-core business to continue through the remaining portions of fiscal 2010. We had $40,000 in IT licensing revenue in the quarter.

In summary, in the first quarter of 2010, our product revenues were up 6% sequentially. Our third consecutive quarter of growth, our core product revenues, that is Carrier and Enterprise Networking combined were $37.3 million up about 10% sequentially, and up 7.2% from Q1, 2009. Despite generally tough economical conditions throughout 2009, our core revenue has grown greater than 8% sequentially in each of the last three quarters. We attribute this to continue recovery in our end markets and strength in several new product lines. We expect the trend to continue and expect to see our core business up more than 30% year to year from the bottom quarter to last year, which for us was Q2, 2009.

In the quarter, our top 10 customers were 52% of total product revenues. We had only one customer Huawei and over 10% of our top 10 customers, six are now primarily Carrier and four are primarily Enterprise focused. Huawei was also our largest customer throughout fiscal 2009. Geographically Q1 sales were well distributed with North America at 43%, Asian Pacific at 44%, and Europe at 13%. We saw a returning strength in Europe and US, particularly in the Carrier market segment as each of these grew as a percentage of our overall business. We expect this general trend to continue with the recovery in the Europe and the US, somewhat outpacing Asia. This is more indicative of the level of downturn experienced in 2009 throughout North America and Europe than it is of future growth strength.

Moving on to our product introductions. In 2009, we actually increased head count in our development or organization by over 15%. We paid for this through efficiencies and development and reductions in costs and on operations and SG&A. Because we funded our critical development programs we see a very strong product cycle beginning this quarter. We expect to introduce over 30 new products in the year across all our product lines including Carrier and Enterprise Ethernet switching, Transport processing and physical layer products. We will sample these to a very broad spectrum of our customer throughout 2010 and these products will drive our revenue growth into 2011 and beyond.

Since our last call, we have announced seven new product. At Design Con Trade show last week, we announced our latest Crosspoint switch product, the DSC 3308, it is an eight channel version of our popular 10 gig swith family that now includes density from four channels to 144 channels. This product is design for use in a broad variety of high speed switching and back plane applications including PCI, Gen two and three and 10 gigabit Ethernet KR that are generally used in server, storage, video and telecom equipment.

Two of our new products introduced in the quarter are physical layer products that feature Vitesse’s advanced FlexEQ electronic dispersion compensation or EDC technology. We announced the new version of our industry lending 8238, EDC device. This new version is the industries only solution for transmitting recovering eight gigabit fiber channel data and legacy blade server, backplane and and host bus adapters. The part is backward compatible with 2G and 4G fiber channel systems, enabling easy upgrades as these existing systems. As such it is already shipping in volume to multiple tier one server and host bus adapter manufacturers today.

We also announced the next generation of our the EDC product family. The DSC 8248 quad interconnect device. Using CMOS technology the device quadruple channel density while providing the same high performance single integrity at much lower power and cost. We have already closed multiple tier one design wins for this device and a broad range of products including high density 10 gig backplane applications as well as 40 and 100 G line card and optimal module applications. Just today, we introduced the Jaguar Family of Ethernet switches in MACs. This product family is designed specifically for service provider metro and edge equipment such as Carrier Ethernet switch routers, aggregation and multi service platforms. These products implement a completely new architecture that we call service aware. This architecture incorporates advanced service feature such as Ethernet 1588, timing functionality and hardware operations, administration and maintenance capability that will enable transition of today’s circle switch or TDM voice networks to modern data base Ethernet Networks.

This is particularly important for networks that support delivery of real time multimedia services. Making these products ideal for video transmission applications and mobile back hall applications. The Jaguar Family launches initially with four devices. Two Carrier Ethernet switches and two media access controllers or MACs.

The Jaguar Family is going to be followed in the next couple of months with another broad family of Ethernet switch and PHY products targeted Carrier access applications which will take the test closer to the edge of the network into mobile back hall and bay station applications. In addition to our critical product developments, we have continued to make good progress on the operation side. We are delivering our commitments to improve product margins which have been on an generally increasing trend for the last couple of years. We have been successful in our efforts to accelerate the transition of our California probe and test facility into our subcontractors in Asia. This quarter we tested about 30% of our volume offshore and expect to increase this to 60% for the March quarter. We have taken first steps to reduce costs here in the Camarillo facility. By the end of the year, the transition will result in substantially annual cost savings that should reduce our cost to revenue by 1% to 2% and allow us to reduce our cycle times and manufacturing and the associated related inventory costs. It will also provide us needed flexibility to adjust our manufacturing spending with our revenues.

So in closing, I am pleased to say we continue to execute our operating plan to grow revenue, increase margins and tightly control our expenses. Third consecutive quarter we have seen solid growth in our revenue particularly our core product revenue that will be the basis for our future business. At the same time, we continue to invest to ensure we are positioned with the right product. We have a very strong product cycle in 2010 and we are very well positioned at the right customers to benefit from an improving economic environment.

With our special shareholder’s meeting behind us, we are now on sound financial footing. We started the process of relisting on NASDAQ and expect to be in much better position to attract investors as we go forward. We are planning a fairly robust program in IR for 2010 and we will be out meeting investors and analyst regularly over the course of the year as we move towards our relisting on NASDAQ.

With that summary, I am pleased to turn it over to the operator for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from Allan Mishan, from Brigantine Advisors. Your line is now open.

Allan Mishan - Brigantine Advisors - Analyst

A couple of your direct competitors has seen dramatic increase in their bookings in the last few months and talking about a very tight supply chain as well as extending lead times in visibility. I know you mentioned your visibility it is getting better. Can you give us details on either bookings or backlog or things like that as you start this quarter?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, I mentioned we don’t give out specific numbers on bookings or backlog. I did mention the backlog is up and building steadily over the last couple of quarters. We have it as a record or a high from — since October in 2008. So we are in good shape from the backlog perspective. And in terms of lead times and manufacturing, we are impacted a little bit by that. Little bit of a push out on in the fabs. Not bad and probably assembly has moved out more in the order of four to seven days, types of numbers. What is going on the customers will start to put better lead times on the Company, right now we still have lead times that are probably three to four weeks below what they were historically in say 2008. And that is starting to improve. Clearly in 2009 people got used to having the expectation that they could have short lead times. As that changes, visibility will continue to improve for us.

Allan Mishan - Brigantine Advisors - Analyst

Then, the question on SSP plus. What percentage of 10 gig optical ports are using SSP plus today and how could that change a year from now.

Chris Gardner - Vitesse Semiconductor - President, CEO

It is a still a small percentage, Allan. I would estimate, if you look at 10 gig ethernet and SONET, it is still under 10%. That is my guess. There have been a couple of big folks have been agressive on that but only on a couple of their systems. In general, SSP plus will ramp faster than any other existing protocols like [XSP] and transition quickly over the next 24 months. Our play into that is really in a couple of areas. In the line cards and we sell the EDC chips which are often used to drive the SSP plus transceivers but we also sell some PMD components into the optical module vendors themselves which are going into SSP plus.

Allan Mishan - Brigantine Advisors - Analyst

How would your dollar content compare for SSP plus versus some for the legacy and then same question on market share.

Chris Gardner - Vitesse Semiconductor - President, CEO

It is a difficult one. Dollar content, it depends on the actual distance. Again, it depends on whether we are talking into line cards and modules. In general, the retiming device on a SSP line card is less expensive than a transceiver in the prior generation. Again, as we are selling PMD components into the module and we have some transaction there, we pick up some revenue on the module side. So it is probably at cost.

Allan Mishan - Brigantine Advisors - Analyst

Last question in the same area, which segment of the market is more aggressive with SSP plus. HAs it been the Enterprise customers for Ethernet or more of the telecom.

Chris Gardner - Vitesse Semiconductor - President, CEO

It is definitely the Enterprise customers and it is because they have less variable reach requirements. As you start to get into WDM and those applications that the telecom guy often deal with you won’t see SSP plus. Barely getting to XSP in those applications now.

Allan Mishan - Brigantine Advisors - Analyst

Thanks very much.

Operator

(Operator Instructions). There are no further questions at this time. Mr. Gardener, I turn the call over to you.

Chris Gardner - Vitesse Semiconductor - President, CEO

I would thank everyone for attending the conference call and, again, we look forward to getting a proxy out here in the next few months or so and look forward to seeing you any of you on the next call or at the shareholder’s meeting. Thank you.

Operator

This concludes the conference call. You may now disconnect.

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